Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976-3622
(215) 488-9300
___________________________________________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Wednesday, June 11, 2008
___________________________________________________

To the Stockholders of Discovery Laboratories, Inc.:

The Annual Meeting of Stockholders of Discovery Laboratories, Inc., a Delaware corporation (the “Company”), will be held on June 11, 2008 , at 9:00 a.m. Eastern Daylight Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530 for the following purposes:

I.	To elect six members to the Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified;

II.	To act upon the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008; and

III.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 14, 2008 are entitled to notice of, and to vote at, the meeting and any adjournment or postponements thereof. A complete list of those stockholders will be open to examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at the Company’s principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 for a period of 10 days prior to the meeting. The stock transfer books of the Company will not be closed. If you plan to attend the Annual Meeting in person, please bring a photo ID and evidence of your stock ownership as of April 14, 2008. If your shares are not registered in your name, you can obtain evidence of your stock ownership from your bank or brokerage firm.

Your vote is important. You may vote via the Internet, by telephone or by mailing your properly executed proxy card or voting instruction form. You may also vote in person at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, I encourage you to vote promptly to assure representation of your shares at the Annual Meeting. Instructions for each voting option, including how to revoke a vote made by proxy, internet or telephone in the event you decide to vote in person at the Annual Meeting, are provided on the enclosed proxy card or voting instruction form.

By Order of the Board of Directors

David L. Lopez, Esq., CPA
Corporate Secretary
Warrington, Pennsylvania
April 18, 2008

DISCOVERY LABORATORIES, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

June 11, 2008

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of Discovery Laboratories, Inc., a Delaware corporation (“Discovery Labs” or the “Company”), with its principal executive offices at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, for use at the Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”) to be held on Wednesday, June 11, 2008, at 9:00 a.m. Eastern Daylight Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530. It is expected that this Proxy Statement and the form of proxy will be mailed to stockholders on or about April 25, 2008.

Only holders of record, as of April 14, 2008 (the “Record Date”), of shares of common stock, par value $.001 per share (the “Common Stock”), of the Company will be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. As of the Record Date, there were 96,688,377 shares of Common Stock outstanding. Each share of Common Stock outstanding as of the Record Date will be entitled to one vote at the Annual Meeting.

Stockholders may vote at the Annual Meeting in person or by proxy. Voting by proxy will not in any way affect a stockholder’s right to attend the Annual Meeting. Any stockholder giving a proxy has the right to revoke it at any time prior to the Annual Meeting in the manner provided in “Voting Procedures” and may thereafter execute a new proxy with a later date or attend and vote at the Annual Meeting. All telephone and Internet votes submitted by the deadline, and all properly executed proxies that are returned by mail in time to be counted at the Annual Meeting and not properly revoked will be voted as stated herewith in “Voting Procedures.” Any stockholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors. In addition to the election of directors, the stockholders will consider and vote upon proposals approving the selection of the Company’s independent auditors, and transact such other business as may properly come before the meeting and any adjournments or postponements thereof. Where a choice has been specified on the proxy with respect to any of the foregoing matters, the shares represented by the proxy will be voted in accordance with such specifications. If no specification is indicated, the shares represented by the proxy will be voted FOR a respective matter.

The Board of Directors knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, the shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as proxies in the form of proxy.

CORPORATE GOVERNANCE

Board of Directors and Committees

Committees of the Board

The Board of Directors appoints all members of the Board committees. The Board of Directors has an Audit Committee, a Compensation Committee, a Nomination Committee, a Compliance and Quality Committee, and a Strategic Partnering Committee (collectively, the “Standing Committees”).

Director Independence

The operation of the Board of Directors is a dynamic process and the Board of Directors regularly reviews changing legal and regulatory requirements. The Board of Directors presently consists of six members, one of whom is an employee of the Company. Presently, Messrs. Amick and McDade and Drs. Link and Rosenthale are “independent” directors within the meaning of the rules of the Securities and Exchange Commission (“SEC”) and the qualitative listing requirements of The Nasdaq Stock Market (“Nasdaq”). Each director who serves on the Standing Committees of the Board is “independent” within the meaning of the SEC rules and the qualitative listing requirements of Nasdaq.

Meetings of the Board

The Board of Directors held four regular meetings and two special meetings during the fiscal year ended December 31, 2007. Antonio Esteve, Ph.D., a member of the Board, attended three meetings of the Board of Directors in person during such fiscal year. Each of the remaining incumbent directors attended, either in person or by telephone, 80% or more of the meetings of the Board of Directors and Standing Committees of the Board of Directors on which he served during such fiscal year.

The Company does not have a formal policy regarding director attendance at the 2008 Annual Meeting, however, it is expected that, absent good reason, all directors will be in attendance. All of the directors attended the Company’s 2007 Annual Meeting.

Audit Committee

The Audit Committee of the Board of Directors currently consists of Max E. Link, Ph.D., Herbert H. McDade, Jr., and Marvin E. Rosenthale, Ph.D. The primary functions of the Audit Committee include:

•	overseeing the Company’s financial statements, system of internal controls, auditing, accounting and financial reporting processes;
•	providing an independent, direct communication between the Board of Directors and internal auditors;
•	appointing, compensating, evaluating and, when appropriate, replacing independent auditors;
•	overseeing the Company’s tax compliance;
•	reviewing with management and the Company’s independent auditors the annual audit plan;
•	reviewing the Audit Committee Charter;
•	reviewing and pre-approving audit and permissible non-audit services; and
•	reviewing and approving all related-party transactions.

The Audit Committee is also responsible for addressing matters of accounting policy with the Company’s independent accountants. In discharging its role, the Audit Committee is empowered to investigate any matter brought to its attention and has full access to all books, records, facilities and personnel of the Company. The Audit Committee also has the power to retain such legal, accounting and other advisors, as it deems necessary to carry out its duties. The Audit Committee met seven times during the fiscal year ended December 31, 2007.

The Board of Directors has adopted a written Audit Committee Charter. The composition and responsibilities of the Audit Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate audit committees. All members of the Company’s Audit Committee are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules and the financial sophistication requirements of Nasdaq Marketplace Rule 4350. The Board of Directors has determined that Max E. Link, Ph.D. is an “audit committee financial expert” as defined under SEC rules.

Report of the Audit Committee (1)

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management and the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of such statements with generally accepted accounting principles in the United States. This review included a discussion of the acceptability and quality of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The independent auditors noted that their representations addressed the matters required to be discussed with the independent auditors by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” The review and discussion with management addressed management’s assessment as to the effectiveness, not just the acceptability, of the Company’s accounting principles, internal control over financial reporting and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. Pursuant to such dialogue, management prepared a report of its assessment of the Company’s internal control over financial reporting, identifying the framework used by management in assessing the effectiveness of such internal control. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence in relation to management and the Company, including matters outlined in the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality and efficacy of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC. The Audit Committee and the Board of Directors have also recommended the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008.

Submitted by the Audit Committee

Max E. Link, Ph.D., Chairman
Herbert H. McDade, Jr.
Marvin E. Rosenthale, Ph.D.

(1) The material in this report of the Audit Committee is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee currently consists of W. Thomas Amick, Max E. Link, Ph.D. and Marvin E. Rosenthale, Ph.D. The primary functions of the Compensation Committee include:

•	reviewing and approving corporate goals and objectives related to compensation of executive officers;
•	reviewing and making recommendations to the Board concerning executive and general compensation matters;
•	determining the compensation of the Chief Executive Officer;

•	reviewing and approving compensation arrangements for executive officers, including employment and severance agreements;
•	overseeing significant employee benefits programs, policies and equity plans for the Company’s executives, and, where appropriate, other employees;
•	reviewing and establishing guidelines for the compensation of members of the Company’s Board of Directors; and
•	reviewing and discussing with management disclosures in the Company's annual report and proxy statement related to executive compensation matters.

The Compensation Committee may also form, and delegate its authority to, subcommittees or other committees of the Board when deemed appropriate by the Compensation Committee and, at its discretion, retain special legal, compensation or other consultants to advise the Compensation Committee on compensation matters or as it deems necessary to carry out its duties. The Compensation Committee met five times during the fiscal year ended December 31, 2007.

The Board of Directors has adopted a written Compensation Committee Charter. The composition and responsibilities of the Compensation Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate compensation committees. All members of the Company’s Compensation Committee are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules. The Compensation Committee reviews and assesses the adequacy of its charter on an annual basis.

REPORT OF THE COMPENSATION COMMITTEE(2)

In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed the Compensation Discussion and Analysis section of the Proxy Statement with the Company’s management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors, and the Board approved, that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and in this Proxy Statement for filing with the SEC.

Submitted by the Compensation Committee

Marvin E. Rosenthale, Ph.D., Chairman
W. Thomas Amick
Max E. Link, Ph.D.

(2) The material in this report of the Compensation Committee is considered “soliciting material,” is deemed “furnished” to the SEC and is to be incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

Compensation Committee Interlocks

The Compensation Committee is composed entirely of independent directors. There are no “interlocks” as defined by the SEC with respect to any member of the Compensation Committee.

Compliance and Quality Committee

The Compliance and Quality Committee currently consists of W. Thomas Amick and Max E. Link, Ph.D. The primary functions of the Compliance and Quality Committee include:

•	providing oversight for the development, implementation, performance and enforcement of legal and regulatory compliance programs;
•	assessing the adequacy of legal and regulatory compliance programs;
•	investigating and, where appropriate, reporting compliance violations and related issues to the Board of Directors and applicable legal and regulatory authorities; and
•	establishing procedures for the receipt, retention and treatment of complaints regarding legal and regulatory compliance matters.

The Compliance and Quality Committee met one time during the fiscal year ended December 31, 2007.

Nomination Committee

The Nomination Committee currently consists of W. Thomas Amick, Herbert H. McDade, Jr., and Marvin E. Rosenthale, Ph.D. The primary functions of the Nomination Committee include:

•	determining the composition and structure of the Board and its committees;
•	evaluating individual members of the Board and its committees;
•	identifying qualified candidates for election to the Board;
•	establishing procedures for director candidate nomination and evaluation; and
•	monitoring and safeguarding the independence of the Board.

The Nomination Committee considers candidates for director nominees that may be proposed by directors, the Chief Executive Officer and stockholders. The Nomination Committee may retain recruiting professionals to identify and evaluate director candidates. The Nomination Committee has the authority to designate the nominees to stand for election as director at each annual meeting of the stockholders of the Company and to fill vacancies on the Board of Directors occurring between annual meetings.

The Board of Directors has adopted a written Nomination Committee Charter. The composition and responsibilities of the Nomination Committee and the attributes of its members, as reflected in its Charter, are intended to be in accordance with applicable qualitative listing requirements of Nasdaq and the rules of the SEC for corporate nominating committees. All members of the Company’s Nomination Committee are “independent” as defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rule.

The Nomination Committee strives to identify candidates who possess a mix of skills and diverse perspectives (functional, cultural and geographic). Effort is made to complement and supplement skills within the existing members of the Board. In selecting nominees, the Nomination Committee assesses the independence, character, relevant expertise and experience of candidates and endeavors to collectively establish a number of areas of core competencies, such as business judgment, management, accounting and finance, industry knowledge, leadership, strategic vision, knowledge of international markets and marketing. The Board of Directors may also seek nominees who are widely recognized as leaders in the fields of medicine or the biological sciences, including those who may have received prestigious awards and honors in their fields. Additional criteria include personal and professional ethics, integrity and values, as well as the willingness to devote sufficient time to prepare for and attend meetings and participate effectively as a member of the Board of Directors. The Nomination Committee met one time during the fiscal year ended December 31, 2007.

Stockholder Nominations

The Nomination Committee will consider any candidate timely submitted by stockholders of record at the time of any such nomination in compliance with applicable SEC rules and the Amended and Restated By-Laws of the Company (the “By-Laws”). The Nomination Committee determines, in its sole discretion, whether any such candidate meets the Company’s qualifications for candidacy described above and in the charter of the Nomination Committee. Stockholders’ nominations for candidates for election at the 2009 Annual Meeting must be submitted in writing to the Secretary of the Company no earlier than November 20, 2008 and no later than December 19, 2008. Such written notice must include the following information: (i) candidate’s name, age, business address and residence address, (ii) the candidates principal occupation or employment, (iii) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the candidate, (iv) the nominating stockholder’s name and record address, (v) the class or series and number of shares of capital stock of the Company owned beneficially or of record by such stockholder, (vi) a description of all arrangements or understandings between such stockholder and the candidate and any other person or persons pursuant to which the nomination is to be made by such stockholder, (vii) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the candidate, (viii) any other information relating to the candidate or such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for elections of directors pursuant to Section 14 of the Exchange Act of 1934 and the rules and regulations promulgated thereunder, and (ix) a written consent of the candidate to being named as a nominee and to serve as a director if elected. Such nomination notices should be sent to the Nomination Committee, c/o the Secretary of the Company at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622. To be considered, any stockholder suggestion must be received no earlier than November 20, 2008 and no later than December 19, 2008. From time to time, the Board may change the process through which stockholders may recommend candidates to the Nomination Committee. Please refer to the Company’s website at http://www.discoverylabs.com for changes in this process.

Strategic Partnering Committee

The Board of Directors established the Strategic Partnering Committee in December 2007. The Committee currently consists of W. Thomas Amick, Max E. Link, Ph.D. and Robert J. Capetola, Ph.D. The primary function of the Strategic Partnering Committee is to work with management to seek out opportunities to partner with companies having synergistic and complementary expertise to develop and commercialize the Company’s Surfactant Replacement Therapy pipeline. The Strategic Partnering Committee did not meet during the fiscal year ended December 31, 2007.

Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics (the “Code”), which applies to all directors, officers and employees of the Company and is designed to deter wrongdoing and promote honest and ethical conduct, full, fair accurate and timely disclosure, and compliance with all applicable laws. Articles I-III and VIII-XIII of the Code constitute the Company’s Code of Ethics for Senior Financial Officers in accordance with Section 406 of the Sarbanes-Oxley Act of 2002. The Code covers such topics as conflicts of interest, confidentiality of information, fair dealing with customers, suppliers and competitors, and compliance with all applicable laws, rules and regulations. To foster an environment of honesty and accountability, the Code provides mechanisms for reporting good faith concerns or complaints on a confidential basis to the Company’s Chief Compliance Officer. Any amendments to, or waivers from, a provision of the Code applicable to the Company’s directors and executive officers must be approved in advance by the Board of Directors. The Company will publicly disclose any such waivers or amendments pursuant to the rules and regulations of the SEC and Nasdaq.

Availability of Standing Committee Charters and the Company’s By-Laws and Code of Ethics

A current copy of the Audit Committee Charter, the Compensation Committee Charter, the Nomination Committee Charter and the Code of Ethics are available on the Company’s website at http://www.discoverylabs.com. The Company’s website and the information contained therein or connected thereto are not incorporated into this Proxy Statement. In addition, the Company will furnish a copy of any of these charters, the Code of Ethics or its By-Laws without charge upon written request by any stockholder to the Secretary of the Company at 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

Director Compensation

During 2007, each of the Company’s non-employee directors received cash compensation for his services in the amount of $4,500 per quarter, as well as the following additional amounts, as applicable: (i) $2,000 per quarter to Mr. Amick for serving as the Chairman of the Board of Directors; (ii) $1,000 per quarter for each director who served on one or more of the Standing Committees of the Board of Directors; and (iii) $500 per quarter for each director who served as Chairman of any of the Standing Committees. Directors who are also employees of the Company are not compensated separately for serving on the Board or any of its Standing Committees. The following chart summarizes the annual cash compensation for the Company’s non-employee directors during the fiscal year ended December 31, 2007.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

W. Thomas Amick	$30,000	$-	$68,519	$-	$-	$-	$98,519
Antonio Esteve, Ph.D.	18,000	-	55,399	-	-	-	73,399
Max E. Link, Ph.D.	24,000	-	55,399	-	-	-	79,399
Herbert H. McDade, Jr.	24,000	-	60,744	-	-	-	84,744
Marvin E. Rosenthale, Ph.D.	24,000	-	55,399	-	-	-	79,399

(1) Represents the compensation costs of stock options for financial reporting purposes for the year under Financial Accounting Statement 123R (“FAS 123R”), rather than an amount paid to or realized by the Director. See Note 9: “Stock Options and Stock-based Employee Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the fiscal year ended December 31, 2007 for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for the options is spread over the number of months of service required for the grant to become non-forfeitable. In addition, ratable amounts expensed for grants that were granted in prior years are included, i.e. amounts in respect of grants made in 2006. There can be no assurance that the FAS 123R amounts will ever be realized.
As of December 31, 2007, the aggregate number of option awards outstanding for each director was as follows: Mr. Amick - 150,000; Dr. Esteve - 145,000; Dr. Link - 125,000; Mr. McDade - 175,000; and Dr. Rosenthale - 125,000. The FAS123R grant date value per share for options granted in 2007 was $2.49.

Non-employee directors also are entitled to expense reimbursements for their travel, lodging and other expenses incurred in connection with attendance at meetings of the Board of Directors, Standing Committee meetings and related activities.

Pursuant to the Company’s 2007 Long-Term Incentive Plan (the “2007 Plan”), non-employee directors of the Company are entitled to receive (i) a one-time award of options for the purchase of 40,000 shares of Common Stock on the date of their initial election or appointment to the Board of Directors, provided that he or she has not previously been a director of the Company, and (ii) for each individual who is to continue to serve as a Director, whether or not that individual is then standing for reelection to the Board, an annual award of options for the purchase of 30,000 shares of Common Stock (together with the one-time award upon initial election, collectively, “Director Options”) on the date of each annual meeting of stockholders thereafter, provided he or she has served for at least six months prior to such annual meeting. The exercise price of Director Options is equal to the fair market value of the Company’s Common Stock on the date of grant. Director Options vest and become exercisable on the first anniversary of the date of grant and have a term of 10 years measured from the date of grant. Upon cessation of Board service, each director-optionee or his or her legal representative has the right to exercise Director Options for a period of twelve (12) months following the date of cessation of service. Upon the death or disability of a director-optionee, all unvested Director Options vest immediately and become immediately exercisable. The Compensation Committee, in its capacity as 2007 Plan Administrator, has discretion to extend the period during which Director Options may be exercised post-cessation of service and may also provide for vesting of Director Options that are not vested on the date of cessation of service.

The Company has agreed pursuant to its charter documents to indemnify its directors to the maximum extent permissible under the General Corporation Law of the State of Delaware. In addition, the Company has entered into indemnity agreements with certain of its executive officers which provide, among other things, that the Company will indemnify such officer, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is or may be made a party by reason of his or her position as an officer or other agent of the Company, and otherwise to the fullest extent permitted under the General Corporation Law of the State of Delaware and the Company’s By-Laws.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company (i) as of March 31, 2008, by each Named Executive Officer and director of the Company listed in the chart below and by all executive officers and directors as a group, and (ii) as of December 31, 2007, by each person or entity known by the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company. The address of each person is c/o Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, unless otherwise indicated.

Name and Address of Beneficial Owner (1)	Common Stock	Common Stock Equivalents (2)	Total Beneficial Ownership	Percentage of Class Beneficially Owned (1)
Named Executive Officers and Directors
W. Thomas Amick	20,000	110,000	130,000	*
Robert J. Capetola, Ph.D.	283,791	2,456,750	2,740,541	2.69%
John G. Cooper	44,312	1,127,500	1,171,812	1.13%
Antonio Esteve, Ph.D. (3)	3,206,689	166,174	3,372,863	3.48%
Charles F. Katzer	10,000	150,834	160,834	*
Max E. Link, Ph.D.	166,821	95,000	261,821	*
David L. Lopez, Esq., CPA	36,320	1,033,500	1,069,820	1.03%
Herbert H. McDade, Jr.	-	145,000	145,000	*
Marvin E. Rosenthale, Ph.D.(4)	188,711	95,000	283,711	*
Robert Segal, M.D., F.A.C.P.	12,310	669,750	682,060	*
Executive Officers and Directors as a group (14 persons)	4,006,833	6,707,008	10,713,841	10.13%
5% Security Holders
Heartland Advisors, Inc. (5) 789 North Water Street Milwaukee, WI 53202	6,099,500	-	6,099,500	6.3%
Morgan Stanley (6) FrontPoint Partners LLC 2 Greenwich Plaza Greenwich, CT 06830-7153	7,174,148	-	7,174,148	7.4%
* Less than 1%

(1)
Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and includes voting and investment power with respect to shares of Common Stock. Shares of Common Stock, and shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2008 held by each person or group named above, are deemed outstanding for computing the percentage ownership of the person or group holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person or group.

(2)	Common Stock Equivalents include shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 2008 held by each person or group named above.

(3)	Beneficial ownership of Common Stock includes 2,884,410 shares owned by Laboratorios Esteve, 317,164 shares owned by Laboratorios P.E.N., S.A., an affiliate of Laboratorios Esteve, and 5,115 shares owned directly by Dr. Esteve. Common Stock Equivalents includes 115,000 shares of Common Stock issuable upon the exercise of outstanding options held by Dr. Esteve and 51,174 shares of Common Stock issuable on the exercise of outstanding warrants owned by Laboratorios Esteve. As a consequence of Dr. Esteve’s relationship with Laboratorios Esteve, including, serving as President of Laboratorios Esteve, he may be deemed to have beneficial ownership of the shares owned by Laboratorios Esteve and Laboratorios P.E.N.

(4)	Total beneficial ownership shown in the table includes 65,000 shares as to which Dr. Rosenthale disclaims beneficial ownership (shares held by spouse).

(5)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 8, 2008 by Heartland Advisors, Inc., a registered investment advisor. The clients of Heartland Advisors, Inc. have the right to receive or the power to direct the receipt of dividends and proceeds from the sale of all reported shares. The Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 5,500,000 shares of the total reported shares.

(6)	This information is based on Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2008 by Morgan Stanley and includes shares managed by its affiliate, FrontPoint Partners LLC. FrontPoint Partners LLC is an integrated investment management company that offers a group of alternative investment strategies.

PROPOSAL I

ELECTION OF DIRECTORS

At the Annual Meeting, the Company’s stockholders will be asked to elect six directors for a one-year term expiring at the next annual meeting of stockholders. Each director will hold office until his successor has been elected and qualified or until the director’s earlier resignation or removal.

The Board of Directors recommends that the persons named below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. Shares of Common Stock represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees named below. The Board of Directors knows of no reason why any such nominee should be unable or unwilling to serve, but if such should be the case, proxies will be voted for the election of some other person or the size of the Board of Directors will be fixed at a lower number.

The persons nominated for election to the Company’s Board of Directors are: W. Thomas Amick, Robert J. Capetola, Ph.D., Antonio Esteve, Ph.D., Max E. Link, Ph.D., Herbert H. McDade, Jr. and Marvin E. Rosenthale, Ph.D.

Each of the nominees currently serves as a director of the Company. The directors are elected by a plurality of the votes cast by the stockholders present or represented by proxy and entitled to vote at the Annual Meeting. See “Voting Procedures” on page 29 below.

Nominees for Election to the Board of Directors

The names of the nominees for election to the Board of Directors and certain information about such nominees are set forth below. For information concerning the number of shares of Common Stock beneficially owned by each nominee, see “Common Stock Ownership of Certain Beneficial Owners and Management on page 8 above.

Name	Age	Position with the Company
W. Thomas Amick	65	Director, Chairman of the Board of Directors
Robert J. Capetola, Ph.D.	58	Director, Chief Executive Officer
Antonio Esteve, Ph.D.	50	Director
Max E. Link, Ph.D.	67	Director
Herbert H. McDade, Jr.	81	Director
Marvin E. Rosenthale, Ph.D.	74	Director

W. Thomas Amick has served as a Director of the Company since September 2004 and as its Chairman since March 2007. Since March 2005, Mr. Amick has served as Chairman and CEO of Aldagen, Inc. In 2004, Mr. Amick retired from a distinguished 30-year career with Johnson & Johnson, having most recently served as Vice President, Business Development at Johnson & Johnson Development Corporation, from 2003 to 2004, and President of Ortho Biotech Europe, from 2001 to 2003. Previously at Johnson & Johnson, he served as President of Janssen-Ortho, Inc., managing the entire Johnson & Johnson pharmaceutical and biotechnology portfolio for Canada, Vice President of the Oncology Franchise of Ortho Biotech, and held various other sales and executive positions throughout his career. Mr. Amick is also a member of the Advisory Boards for Quaker BioVentures and Intersouth Partners and a member of the boards of directors of several private biotechnology companies. He holds a B.A. degree in business administration from Elon College and has attended executive courses at the Kellogg School of Management, Harvard Business School and Darden School of Business.

Robert J. Capetola, Ph.D. has served as President, Chief Executive Officer and a Director of the Company and an affiliated entity, Acute Therapeutics, Inc., since 1996. Prior to joining the Company, Dr. Capetola served as President and a member of the board of directors of Delta Biotechnology, a subsidiary of Ohmeda Pharmaceutical Products Division, a division of The BOC Group (“Ohmeda”), from 1994 to 1996, and as Vice President of Research and Development at Ohmeda, from 1992 to 1996. He served on Ohmeda’s operating board and was responsible for all aspects of Ohmeda’s research and development, including preclinical research and development, clinical development, biometrics and regulatory affairs. From 1977 to 1992, Dr. Capetola held a variety of positions at Johnson & Johnson Pharmaceutical Research Institute, including Senior Worldwide Director of Experimental Therapeutics. Dr. Capetola received his B.S. from the Philadelphia College of Pharmacy & Science and his Ph.D. in pharmacology from Hahnemann Medical College.

Antonio Esteve, Ph.D. has served as a Director of the Company since May 2002. Dr. Esteve has been with Laboratorios del Dr. Esteve, S.A. (“Laboratorios Esteve”) since 1984 and is currently the President of Laboratorios Esteve. He currently serves as the President of Farmaindustria (Spanish National Association of the Pharmaceutical Industry) and as an elected member of the Advisory Board for research and development of the Spanish Ministry of Science and Technology. From 1998 to 2001 he served as Chairman of the Advisory Committee on Trade and Economics of the International Federation of Pharmaceutical Manufacturers Association (IFPMA). Since 1986, Dr. Esteve has served as Professor at the Autonomous University of Barcelona, School of Pharmacy. In 1982, Dr. Esteve was employed by McNeil Pharmaceutical where he specialized in pharmaceutical marketing. Dr. Esteve holds a Ph.D. in Pharmaceutical Science and a degree in Pharmacy from the University of Barcelona, Faculty of Pharmacy.

Max E. Link, Ph.D. has served as a Director of the Company since October 1996. Dr. Link has held a number of executive positions with pharmaceutical and health care companies. He currently serves on the board of directors of four other publicly-traded life science companies: Alexion Pharmaceuticals, Inc., Celsion Corporation, CytRx Corporation, and, until May 7, 2008, Human Genome Sciences. From March 2001 until August 2003, Dr. Link was Chairman and Chief Executive Officer of Centerpulse, Ltd. From May 1993 until June 1994, Dr. Link was Chief Executive Officer of Corange Limited, the parent company of Boehringer Mannheim, now F. Hoffmann La Roche & CIE AG, and DePuy, Inc. Prior to that time, he served in a number of positions within Sandoz Pharma, Ltd., now Novartis Pharma, Ltd., including Chief Executive Officer from 1987 until April 1992, and Chairman from April 1992 until May 1993.

Herbert H. McDade, Jr. has served as a Director of the Company since June 1996 and as its Chairman from June 2000 until March 2007. Mr. McDade was employed by the Upjohn Company for 20 years, from which he retired in 1996 and where he served for 14 years as President of Revlon Health Care Pharmaceuticals and Revlon Health Care International, and, from 1986 to 1989, as Chairman, Chief Executive Officer and President of Armour Pharmaceutical Company. Until May 2007, Mr. McDade was a member of the board of directors of Access Pharmaceuticals, Inc., and until January 2003, he was a member of the board of directors of CytRx Corporation.

Marvin E. Rosenthale, Ph.D. has served as a Director of the Company since 1998. Prior to his retirement in 1999, Dr. Rosenthale served as President and Chief Executive Officer of Allergan Ligand Retinoid Therapeutics, Inc., having joined as Vice President in 1993. Previously, over a period of 16 years, Dr. Rosenthale served in a variety of executive positions at Johnson & Johnson, including Vice President, Drug Discovery Worldwide, at R.W. Johnson Pharmaceutical Research Institute, and director of the divisions of pharmacology and biological research and executive director of drug discovery research at Ortho Pharmaceutical. From 1960 to 1977, Dr. Rosenthale served in various positions with Wyeth Laboratories. Dr. Rosenthale currently serves on the boards of directors of several privately-held companies. Dr. Rosenthale received a Ph.D. in pharmacology from Hahnemann Medical College, a M.Sc. in pharmacology from Philadelphia College of Pharmacy & Science and a B.Sc. in pharmacy from the Philadelphia College of Pharmacy & Science.

The Board of Directors recommends a vote “FOR” each of the nominees to the Board of Directors set forth above.

PROPOSAL II

RATIFICATION OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors, acting upon the recommendation of the Audit Committee, has reappointed the firm of Ernst & Young LLP as the Company’s registered independent public accounting firm for the fiscal year ending December 31, 2008.

Although action by the stockholders in this matter is not required under the General Corporation Law of the State of Delaware, the Board of Directors believes that it is appropriate to seek stockholder action regarding this appointment in light of the critical role played by independent auditors in maintaining the integrity of the Company’s financial controls and reporting. If the stockholders fail to ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee may engage different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2007 and December 31, 2006, and fees for other services rendered by Ernst & Young LLP during those periods:

Fee Category:	Fiscal 2007	% of Total	Fiscal 2006	% of Total

Audit Fees	$241,000	68%	$229,000	66%
Audit-Related Fees	84,000	24%	89,000	26%
Tax Fees	25,000	7%	25,000	7%
All Other Fees	2,000	1%	2,000	1%
Total Fees	$352,000	100%	$345,000	100%

“Audit Fees” are fees that the Company paid to Ernst & Young LLP for: the audit of the Company’s annual consolidated financial statements; the review of the consolidated financial statements included in the Company’s quarterly reports on Form 10-Q, the attestation of management’s report on the effectiveness of internal control over financial reporting and services related to registration statements and other offering memoranda. “Audit Related Fees” are fees related to the audit of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. “Tax Fees” consisted of tax compliance/preparation and other tax services. No portion of these tax fees related to financial information or operational system design or implementation services. “All other fees” are fees for any services not included in the first three categories.

The Audit Committee, or a designated member thereof, pre-approved all audit and non-audit services rendered by Ernst & Young LLP to the Company in 2007.

The Audit Committee has considered whether the provision of all other services by Ernst & Young LLP is compatible with maintaining the independence of Ernst & Young LLP and has concluded that Ernst & Young LLP is independent.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors prior to the engagement of the independent auditors with respect to such services. A designated member of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman of the Audit Committee informs the Audit Committee of such approval at its next regularly scheduled meeting. If specific pre-approval for any services to be provided by the Company’s independent auditors is not required, the Company’s Chief Financial Officer has the authority to determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee must be informed on a timely basis of any such services provided by the Company’s independent auditors.

On an ongoing basis, management communicates specific projects and categories of services for which advance approval of the Audit Committee is required. The Audit Committee reviews these requests and advises management and the independent auditors if the Audit Committee pre-approves the engagement of the independent auditors for such projects and services. On a periodic basis, management reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. The Audit Committee may delegate the ability to pre-approve audit and permitted non-audit services to a sub-committee of the Audit Committee, provided that any such pre-approvals are reported at the next Audit Committee meeting.

Representatives of Ernst & Young LLP are expected to be available at the meeting to respond to appropriate questions and will be given the opportunity to make a statement if they desire to do so.

The Board of Directors recommends a vote “FOR” this proposal.

EXECUTIVE OFFICERS

Executive Officers

The following table sets forth the names and positions of the executive officers of the Company as of the Record Date. The Board of Directors approves the election of officers annually and such officers serve until the next annual meeting of stockholders and, if applicable, until their successors are duly elected and qualified:

Name	Age	Position with the Company
Robert J. Capetola, Ph.D.	58	President, Chief Executive Officer and Director
Kathryn A. Cole	42	Senior Vice President, Human Resources
John G. Cooper	49	Executive Vice President, Chief Financial Officer and Treasurer
Charles F. Katzer	58	Senior Vice President, Manufacturing Operations
David L. Lopez, Esq., CPA	50	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Thomas F. Miller, Ph.D., MBA	37	Senior Vice President, Commercialization and Corporate Development
Gerald J. Orehostky	41	Senior Vice President, Quality Operations
Robert Segal, M.D., F.A.C.P.	51	Senior Vice President, Medical/Scientific Affairs & Chief Medical Officer
Mary B. Templeton, Esq.	61	Senior Vice President, Deputy General Counsel

Robert J. Capetola, Ph.D. Please refer to the Directors section of Proposal I for a biographical discussion of Dr. Capetola.

Kathryn A. Cole has been with the Company since January 2006 and since then has served as Senior Vice President, Human Resources. From 2001 through 2006, Ms. Cole served as Vice President, Human Resources for Savient Pharmaceuticals Inc., a publicly-traded specialty pharmaceutical company, where she was responsible for creating and implementing the human resources strategy for the corporate office, commercial operations, and its former subsidiary, Rosemont Pharmaceuticals, LTD. of Leeds, United Kingdom. Ms. Cole has also held various human resource management positions with companies such as Cytogen Corporation, EpiGenesis Pharmaceuticals, and the Prudential Insurance Company of America. Ms. Cole received her undergraduate degree in Communication from Douglass College and her Master of Science degree in Industrial Relations and Human Resources from the Rutgers University School of Management and Labor Relations.

John G. Cooper has been with the Company since December 2001 and has since January 2004 served as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Cooper has over 25 years of extensive experience in managing emerging growth companies, including public and private equity financings, investor relations, strategic alliances, mergers and acquisitions, strategic and financial planning, and development of financial management and accounting systems. Prior to joining the Company, he served as Chief Financial Officer at Traffic.com, Inc., Chief Financial Officer at Taratec Development Corporation, a venture capital backed provider of information technology solutions to the life sciences industry, Senior Vice President and Chief Financial Officer of Chrysalis International Corporation (a public company acquired by MDS Pharmaceuticals, Inc.), Senior Vice President and Chief Financial Officer of DNX Corporation, a public biotechnology company, where Mr. Cooper managed its initial public offering in 1991, and Director, Finance and Controller of ENI Diagnostics (a public life sciences company acquired by Pharmacia). Mr. Cooper is a Certified Public Accountant and received his B.S. in Commerce from Rider University.

Charles F. Katzer has been with the Company since January 2006 and since then has served as Senior Vice President, Manufacturing Operations. From 2000 through 2005, Mr. Katzer served as Vice President, Vaccine Manufacturing at MedImmune Vaccines, Inc. Previously, and during his over-30 years experience in the pharmaceutical industry, he has held positions of increasing responsibility in Manufacturing, Quality Assurance, Supply Chain, Engineering and Research with MedImmune, U.S. Bioscience, Rhone Poulenc Rorer, Baxter Travenol, McGaw Laboratories and Biological Specialties. Mr. Katzer holds a B.S. degree in Zoology from the University of Wisconsin.

David L. Lopez, Esq., CPA has been with the Company since April 2000 and since June 2006 has served as Executive Vice President, General Counsel, Chief Compliance Officer and Secretary. Previously, Mr. Lopez served as Senior Corporate Attorney at the Manhattan law firm of Roberts, Sheridan & Kotel, P.C. and, in 1996, as a Legal Research Specialist with the Securities and Exchange Commission. Prior to that time, he held increasingly senior corporate finance, tax and accounting related positions with Drexel Burnham Lambert, Price Waterhouse and Deloitte, Haskins & Sells. Mr. Lopez holds a B.S. in Economics and Accounting from Fairleigh Dickinson University and a J.D. from St. John’s University School of Law.

Thomas F. Miller, Ph.D., MBA initially joined the Company in August 2004 as Vice President, Worldwide Marketing. He left the Company for a brief period as part of the 2006 corporate restructuring. Dr. Miller rejoined the Company in June 2006, and since then has served as Senior Vice President, Commercialization and Corporate Development. Prior to joining the Company, from 2003 to 2004, Dr. Miller served as the Director of Global Biologics Strategic Marketing at Centocor, a Johnson & Johnson biotechnology company, where he was responsible for the development of global business strategy for emerging, niche-market products. Previously, Dr. Miller held commercial and scientifically-related positions of increasing responsibility at Pharmacia, BASF Pharma, and Pfizer. Dr. Miller holds a B.S. Degree in Biology from Fairfield University, an MBA degree from Fairleigh Dickinson University and a Ph.D. in cardio-respiratory physiology from Temple University School of Medicine.

Gerald J. Orehostky has been with the Company since May 2005 and since August 2007 has served as Senior Vice President, Quality Operations, having previously served as Vice President, Quality Operations. Mr. Orehostky has over 20 years of diverse technical and regulatory compliance experience with global pharmaceutical, biopharmaceutical and medical device companies. Prior to joining the Company, Mr. Orehostky served as Executive Director, Quality Assurance and Regulatory Affairs at Palatin Technologies, Inc. and, prior to that, served as Director, Worldwide Quality Services at Schering Plough, Inc. Mr. Orehostky holds a B.A. degree in Natural Science and Mathematics from Thomas Edison State College and has obtained his Quality Engineer Certification.

Robert Segal, M.D., F.A.C.P. has been with the Company since July 2000 and since December 2002 has served as Senior Vice President, Medical and Scientific Affairs and Chief Medical Officer, having previously served as Vice President, Clinical Research. Dr. Segal has over 25 years of medical and pharmaceutical experience in the field. Prior to joining the Company, from 1992, Dr. Segal held the positions of Associate Director and Director, Cardiovascular Clinical Research at Merck Research Laboratories at Merck & Co, Inc. Dr. Segal received his medical degree from the University of Pretoria Medical School, South Africa. Dr. Segal is a diplomat of the American Board of Internal Medicine with sub-specialty certification in nephrology and is a Fellow of the American College of Physicians. He completed his internship and residency in medicine at Sinai Hospital, Baltimore, and clinical postdoctoral fellowships in general medicine at The Johns Hopkins Hospital and nephrology at UCLA, as well as a research fellowship in molecular biology at UCLA. Prior to joining Merck, he was an Assistant Professor of Medicine in the Division of Nephrology at UCLA School of Medicine and served as an intern advisor to the Biotechnology Program at Northwestern University.

Mary B. Templeton, Esq. has been with the Company since March 2006 and since then has served as Senior Vice President and Deputy General Counsel. Prior to joining the Company, Ms. Templeton spent eight years in private practice in New York City, including, from 2001, as a partner of Taylor, Colicchio & Silverman, LLP. Previously, Ms. Templeton held senior legal positions in the financial services industry, serving as Senior Vice President and General Counsel to both The Charles Schwab Corporation, from 1992 to 1998 and The Sequor Group Inc., from 1984 to 1992. Prior to that time, she served as Director of Investment Company Products at Charles Schwab & Co., Inc., and Trust Officer of Bradford Trust Company. Ms. Templeton holds a B.A. from Chatham College, where she is a member of the Board of Trustees, and a J.D. with High Honors from Rutgers University School of Law - Camden. She is a member of the Bar Associations of Pennsylvania and New York.

Family Relationships

There are no family relationships among directors or executive officers of the Company.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The Company is committed to providing its employees with meaningful work and advancement opportunities, and its stockholders with a superior rate of return. Under the oversight of the Compensation Committee of the Board of Directors, the Company has developed and implemented compensation policies, plans and programs for all executive officers, including its Named Executive Officers (identified in the Summary Compensation Table on page 21 below). The Company provides a total compensation package that is intended to be competitive within the industry to enable the Company to attract and retain high-caliber, qualified executives. The Company’s compensation practices are designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that executives are appropriately rewarded for their accomplishments and the benefits achieved for the Company’s stockholders during the relevant fiscal year.

Compensation Program Objectives and Rewards

The Company’s compensation philosophy is based on the following objectives and intended rewards:

•	Attract, engage and retain the workforce to ensure the Company’s long-term success;
•	Align employees’ interests with the Company’s short- and long-term strategic goals and objectives;
•	Promote the interests of the Company’s stockholders with a goal of increasing shareholder value;
•	Acknowledge and respond to changes in compensation for similar executive positions at comparable companies in the Company’s competitive marketplace; and
•	Link compensation directly to the performance of the Company and acknowledge and differentiate among individual contributors to the achievement of corporate results.

Executive Compensation Structure

The primary components of executive compensation are (i) competitive base salary, (ii) annual incentive bonus, and (iii) long term incentive equity awards, each of which is reviewed annually. The President and Chief Executive Officer has formed an internal management compensation committee (“Management Compensation Committee”) consisting of himself, the Executive Vice President and Chief Financial Officer, the Executive Vice President and General Counsel, and the Senior Vice President, Human Resources. The Management Compensation Committee reviews each executive’s total compensation and performance annually, including against achievement of corporate goals and personal objectives and against available market data, and presents its recommendations to the Compensation Committee of the Board of Directors. The Compensation Committee considers the Management Compensation Committee recommendations and separately evaluates and determines the total compensation of all officers of the Company annually, including the Named Executive Officers.

The Compensation Committee generally holds meetings in conjunction with the regular meetings of the Board of Directors, though it may meet more or less frequently. Executive officer compensation packages, including annual incentive bonuses for the then-current calendar year, base salary adjustments for the following calendar year and the grants of equity incentives under the Company’s 2007 Plan, are typically discussed during the last meeting of a calendar year. In deciding on total compensation packages for Named Executive Officers, the Compensation Committee considers such factors as: (i) market-based data, which is gathered annually through participation in salary surveys such as the Radford Life Sciences Survey (the “Radford Survey”), and is reported based upon such criteria as company size, geographic location, title and job responsibilities, (ii) compensation practices of biotech and pharmaceutical companies, including those (x) with similar financial conditions, (y) in the geographic region of the Company, and (z) having a comparable size or management structure, (iii) the extent to which management has achieved the Company’s stated corporate goals for the calendar year, and (iv) management performance reviews prepared by the Management Compensation Committee. The Compensation Committee has not adopted a formal policy to individually weigh the impact of each of these factors in its determinations.

Corporate Goals

Corporate goals are defined and approved by the Board of Directors following internal discussions and planning exercises held by the Company’s senior management. Corporate goals include the goals identified from time to time in the Company’s public filings and are directed generally to timely advancing the development of the Company’s proprietary Surfactant Replacement Therapies (SRT) pipeline and managing the financial and fiscal health of the Company within the approved financial plan and in accordance with any guidance that the Company may give the financial markets. The corporate goals of the Company are established at a level that the Company’s Board of Directors believes will be difficult to achieve but are realistically achievable with significant and sustained effort by the Company’s executive officers.

The Company’s corporate goals in 2007 included (i) taking actions necessary to gain regulatory approval in the United States of the Company’s new drug application for Surfaxin® for the prevention of Respiratory Distress Syndrome in premature infants, including filing a Complete Response to the approvable letter that the Company received from the Food and Drug Administration (FDA) in April 2006, (ii) research and development activities to advance the Company’s SRT pipeline, including new formulation development, initiating a Phase 2 clinical trial for children up to two years of age suffering with Acute Respiratory Failure and development milestones for Aerosurf™ (a combination drug-device product that unites the Company’s capillary aerosolization technology with the Company’s SRT and has the potential to obviate the need for endotracheal intubation and conventional mechanical ventilation), (iii) investing in quality systems and manufacturing capabilities, including continuing improvements and upgrades at the Company’s manufacturing operations in Totowa, New Jersey, and construction of new analytical and development laboratories in Warrington, Pennsylvania, (iv) identifying potential collaboration agreements and strategic partnerships in the international and domestic markets for the development and potential commercialization of the Company’s SRT products, and (v) securing additional capital to support the Company’s activities, including potentially from business alliances, commercial and development partnerships, equity financings and other similar opportunities.

A discussion of the key individual components of the Company’s executive compensation packages are set forth below.

Base Salary

Base salary and base salary adjustments are determined for each executive based a review of such factors as (i) the executive’s (A) title and position, (B) contribution to achieving the corporate goals of the Company, (C) individual performance and achievements, and (D) level of experience, (ii) comparative compensation information for the position, and (iii) internal equity with respect to other members of the executive team. In reviewing comparative compensation information such as the Radford Survey, the Management Compensation Committee considers compensation ranges for equivalent positions in the Company’s marketplace, salary trends in the Company’s industry and cost of living indexes. For this purpose, the Management Compensation Committee may refer to national, industry and local salary survey information. Following its deliberations, the Management Compensation Committee recommends base salary adjustments for executive officers for approval by the Compensation Committee. At the request of the Compensation Committee, the Management Compensation Committee may also provide additional information prepared by an independent compensation consultant. The Compensation Committee typically will separately review, deliberate and approve base salary adjustments for each executive officer, including the Named Executive Officers. Base salary adjustments are prorated for all executive new hires, based upon the executive’s start date with the Company, and for those executives who may not have been an active employee for the full year. Executives hired in the fourth quarter are generally not eligible for salary increases during the next calendar year, as it is too early in their tenure to determine the executive’s performance and contribution to achieving the Company’s goals. All compensation matters, once approved by the Compensation Committee, are typically ratified by the Company’s Board of Directors and become effective the first day of the following calendar year.

Annual Incentive Bonus

Incentive compensation in each year may consist of cash incentive bonuses, equity awards, or a combination of cash bonus and equity awards, in each case, based upon the achievement of corporate goals and the individual’s contribution to meeting those goals as well as achieving individual performance objectives. The primary purpose of the annual incentive bonus is to reward executives for achieving corporate goals and personal objectives in the relevant fiscal year. Each executive is eligible for an annual incentive bonus, which is expressed as a percent of annual base salary, varying dependent upon title. The annual incentive bonus target amount for the President and Chief Executive Officer is 100% of the executive’s annual base salary; for Executive Vice Presidents, 70% of the executive’s annual base salary; for Senior Vice Presidents, 30% of the executive’s annual base salary; and, for Vice Presidents, 25% of the executive’s annual base salary. These percentages were selected because the Compensation Committee believes that they reflect the custom and practice in the industry and are sufficient to attract and retain executive talent. The Compensation Committee may, in its discretion, approve a deviation from these percentages when it deems appropriate.

The Management Compensation Committee recommends individual annual incentive bonus awards to the Compensation Committee of the Board, which typically conducts its own deliberations as to each executive’s contributions, overall level of compensation relative to market, and position within the Company. Prior to considering individual awards, the Compensation Committee may adjust the aggregate amount available for payment of annual incentive bonus awards to reflect its assessment of management’s success in achieving the Company’s corporate goals. The Compensation Committee weighs the achievement of corporate goals more heavily for executives in senior positions. As a result, the achievement of corporate goals are primary factors in determining annual incentive bonuses for the Chief Executive Officer and Executive Vice Presidents, who are largely responsible for determining the strategic direction of the Company. The annual incentive bonuses of Senior Vice Presidents and Vice Presidents are based on a subjective balancing of such factors as the achievement by the Company of its corporate goals, the executive’s personal contribution to the achievement of corporate goals, the executive’s success in meeting individual performance objectives and the executive’s total compensation in relation to other executives in the Company.

In addition to providing recommendations for the Company’s executives, the Management Compensation Committee recommends to the Compensation Committee the funding of an annual incentive bonus pool for all other employees based upon a maximum annual incentive bonus payout ranging from zero (0%) to twenty (20%) percent of the covered employees’ aggregate annual base salary. Once the Compensation Committee has approved funding the pool, the Management Compensation Committee distributes individual employee awards in line with individual performance relative to position, and may, in its discretion, grant a combination of cash, stock options, or both.

Annual incentive bonus awards are typically paid in cash during the first quarter of the following calendar year, allowing the Company sufficient time to reconcile financial statements for that particular year and determine the level at which business, functional and personal performance objectives were attained. However, if the Compensation Committee determines that it is in the best interests of the Company in any year, annual incentive awards may be paid out in the form of equity incentive awards or a combination of cash and equity incentive awards. Annual incentive bonus awards are prorated in the first year for all executive new hires, based upon the executive’s start date with the Company, and for those executives who may not have been an active employee for the full year. Executives hired in the fourth quarter are generally not eligible for an annual incentive bonus award during the first year, as it is too early in their tenure to determine the executive’s performance and contribution to achieving the Company’s goals.

All executive compensation payments and awards, once approved by the Compensation Committee, are typically ratified by the Company’s Board of Directors.

Long-Term Incentive Equity Awards

The purpose of equity-based plans that provide for the issuance of awards such as stock options and restricted stock is generally to attract, recruit and reward executives and key employees for their contributions, with a focus on the long-term success of the Company and increased shareholder value. The Company grants long-term incentive equity awards pursuant to the 2007 Plan as approved by the Compensation Committee of the Board, which also serves as the 2007 Plan Administrator. Long-term incentive equity awards granted to executives under the 2007 Plan generally have a ten-year term and vest over varying periods as determined by the Compensation Committee at the time of the grant.

Although the Compensation Committee has not adopted a formulaic policy to allocate between annual incentive bonuses and long-term compensation, the Company often relies on long-term incentive equity compensation in the form of stock options to motivate its officers and other employees. This practice allows the Company to retain cash for research and development activities and other corporate projects. In making long-term incentive equity awards, the Compensation Committee considers a number of factors to determine the size of grants to individual executives, including the scope of an executive's job responsibilities, past performance, salary level, the achievement of designated milestones, the size of any prior grants, and the size and frequency of grants by comparable biopharmaceutical and life sciences companies. Long-term incentive equity awards for newly-hired employees are typically stock options having an exercise price equal to the market value at the close of market on the date of grant, which is generally the first day of employment. Awards to new hires typically vest annually in three equal installments, starting on the first anniversary of the grant date.

The Management Compensation Committee recommends long-term incentive equity awards for executives to the Compensation Committee, which typically conducts its own deliberations as to each executive’s contributions, overall level of compensation relative to market, and position within the Company. The Management Compensation Committee also requests the Compensation Committee to approve the formation of a pool of long-term incentive equity awards for distribution to non-executive key employees of the Company. If such a pool is approved, the distribution of awards is made by a Plan Management Committee pursuant to authority delegated by the Compensation Committee. The Plan Management Committee currently consists of the same executives that comprise the Management Compensation Committee. Awards for executives and key employees, other than new-hire awards, typically vest twenty-five percent (25%) on the date of the grant with the remaining options vesting ratably over a three-year period, becoming fully exercisable on the third anniversary of the date of grant.

All long-term incentive equity matters, once approved by the Compensation Committee, are typically ratified by the Company’s Board of Directors.

Incentive Equity Granting Practices

The Compensation Committee reviews and approves the grant of long-term incentive equity awards to executives at various times throughout the year. The Compensation Committee of the Board also delegates to the Plan Management Committee its authority under the 2007 Plan to make grants of incentive equity awards to, among other things, newly-hired employees and awards to non-officer employees. Such awards are valued at the closing market price on the date of grant. This delegation facilitates the pricing of new employees’ equity awards at the closing market price on the first day of their employment, the date of grant. The Company does not have a program or policy in place to coordinate the grant of equity awards either prior to the public announcement of potentially positive news or after the public announcement of potentially negative news.

2007 Compensation Reviews for Named Executive Officers

The Named Executive Officers’ initial base salary, annual incentive bonus award and certain long-term incentive equity awards are determined pursuant to the terms of employment agreements between the Company and each Named Executive Officer. Additional annual cash or annual incentive equity bonuses, if any, are solely at the discretion of the Compensation Committee. In evaluating the individual performance of an executive, the Management Compensation Committee and the Compensation Committee do not adhere to a strict formulaic process to determine the components of compensation, or the relative mix of such components, and may, in their discretion, consider and give weight to such additional factors as the overall contribution of an executive, teamwork skills and leadership qualities.

Based primarily on its review of the Radford Survey and the 2007 BioWorld Executive Compensation Report, a compilation of compensation information for over 200 biotech and pharmaceutical companies which the Company purchased for this purpose, the Compensation Committee did not approve any increase in base salary over the base salary in effect in 2006 for Dr. Capetola and Messrs. Cooper and Lopez, but did approve a 3% increase in Dr. Segal’s base salary and a 5.4% increase in Mr. Katzer’s base salary.

With respect to the annual incentive bonus, the Compensation Committee determined that the Company had successfully achieved approximately 80% of its corporate goals. Therefore, the Compensation Committee reduced the aggregate target amount available for payment of executive annual incentive bonuses by 20%. As discussed above, the target amount for each executive’s annual incentive bonus is determined by multiplying the executive’s target bonus percentage by his or her base salary. Based on its review of the individual contributions by the Named Executive Officers to the achievement of the Company’s corporate goals and their success in achieving their respective personal objectives, the Compensation Committee approved Dr. Capetola’s annual incentive bonus in the amount paid to him in 2005 and authorized bonuses to Messrs. Cooper and Lopez in amounts equal to approximately 92% and 94%, respectively, of their available remaining target bonus dollars. The Compensation Committee approved bonuses of $70,000 to each of Dr. Segal and Mr. Katzer. This amount represented 107% and 130%, respectively, of Dr. Segal’s and Mr. Katzer’s available remaining target bonus dollars. In making these awards, the Compensation Committee indicated that the amounts were appropriate to bring the total compensation package to a level relative to the Radford Survey data and recognized both executive’s significant contribution to the successful filing with the FDA of the Complete Response to the Approvable Letter and Mr. Katzer’s leadership in successfully implementing improvements and upgrades to the Company’s manufacturing capabilities at its manufacturing operations in Totowa, New Jersey.

During 2007, the Compensation Committee authorized the award of two stock option grants to each Named Executive Officer and an additional grant to Dr. Segal. See the Grants of Plan-Based Awards Table for the individual awards to Named Executive Officers. In making these grants, the Compensation Committee looked at the total long-term compensation opportunities already available to each executive, including prior options granted to the executive and the current value of prior options, the tenure of the executive, the executive’s performance relative to other executive’s and relevant market data in the Radford Survey and the 2007 BioWorld Executive Compensation Report. The additional grant to Dr. Segal was based on a review of market surveys and intended to bring his overall position in line with comparably placed officers in the industry. In awarding stock options, the Compensation Committee did not take into account the grants of restricted stock made in October 2007 (“2007 Restricted Stock”) to Drs. Capetola and Segal and Messrs. Cooper and Lopez, which were issued to replace previous grants that had been treated as shares of phantom stock on the books of the Company. The 2007 Restricted Stock will vest on the date that the Company’s first drug product becomes widely commercially available, as determined by the Company. Prior to vesting, the 2007 Restricted Stock is non-transferable and subject to cancellation upon termination of a grantee’s employment with the Company.

Deferred Compensation

Executives of the Company, as well as all other employees, are eligible to defer a portion of their annual base salary, up to the IRS contribution limits, on a pre-tax basis, to the Company’s qualified 401(k) Plan. At the end of each quarter, the Company currently funds a company match in the amount of fifty (50%) percent of each employee’s regular contributions made during the quarter, paid in Company common stock.

Severance and Change in Control Benefits

The Company has entered into employment agreements with all of its executive officers, which agreements contain severance and change in control provisions under pre-defined criteria. Such criteria may include termination of employment as a result of a reduction in the work force, position elimination, office closing, job relocation beyond a certain distance, performance, mutually agreed resignation, or terminations within certain periods of time following a change in control of the Company. The Company believes these benefits are necessary and appropriate to remain competitive in the marketplace, to attract executive talent, retain top executive talent, and ensure that executives act in the best interest of the stockholders. Please see the chart under the heading “Potential Payments Upon Termination or Change in Control” on page 26 below for a summary of the estimated potential payments and benefits that would become payable upon termination or employment or a change of control.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to an executive officer is not deductible by the Company unless it is performance based. Base salary does not qualify as performance-based compensation under Section 162(m). It is the Company’s general policy to structure compensation programs that allow us to fully deduct compensation to executives. The Compensation Committee may make payments that are not fully deductible to ensure competitive levels of total compensation for executives or, in its judgment, may make payments that are otherwise necessary or appropriate to achieve the Company’s compensation objectives.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of the Company’s Chief Executive Officer, Executive Vice President and Chief Financial Officer, Executive Vice President and General Counsel and the two other most highly-compensated executive officers ranked by their total compensation for the fiscal year ended December 31, 2007 in the table below, collectively referred to as the “Named Executive Officers.”

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other (4)	Total

Robert J. Capetola, Ph.D.	2007	$470,000	$300,000	$25,708	$1,353,401	$-	$-	$29,556	$2,178,665
Chief Executive Officer and President	2006	470,000	150,000	52,358	1,040,563	-	-	34,364	1,747,285

John G. Cooper	2007	292,000	150,000	15,425	535,322	-	-	7,750	1,000,497
Executive Vice President, Chief Financial Officer and Treasurer	2006	292,000	120,000	31,415	526,439	-	-	7,500	977,354

David L. Lopez, Esq., CPA	2007	290,000	152,000	15,425	526,279	-	-	7,500	991,204
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary	2006	290,000	120,000	31,415	498,107	-	-	7,500	947,022

Robert Segal, M.D., F.A.C.P.	2007	273,000	70,000	6,855	281,041	-	-	7,750	638,646
Senior Vice President Medical and Scientific Affairs and Chief Medical Officer	2006	265,000	60,000	13,962	226,453	-	-	7,500	572,916

Charles F. Katzer	2007	225,000	70,000	-	246,038	-	-	-	541,038
Senior Vice President, Manufacturing Operations	2006	213,484	80,000	-	149,164	-	-	-	442,648

(1) Bonuses for 2007 include 2007-related bonus paid in 2008. Bonuses for 2006 include 2006-related bonus paid in 2007. All bonuses were paid in cash.

(2) Represents the compensation costs of 2007 Restricted Stock for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. The FAS 123R value as of the grant date for the 2007 Restricted Stock is spread over the number of months of service required for the grant to vest. There can be no assurance that the FAS 123R amounts will ever be realized.

(3) Represents the compensation costs of stock options for financial reporting purposes for the year under FAS 123R, rather than an amount paid to or realized by the Named Executive Officer. See Note 9: “Stock Options and Stock-Based Employee Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2007 (the “10-K”) for the assumptions made in determining FAS 123R values. The FAS 123R value as of the grant date for the options is spread over the number of months of service required for the grant to vest. In addition, ratable amounts expensed for grants that were granted in prior years are included - that is, amounts in respect of grants made in 2002, 2003, 2004, 2005 and 2006. There can be no assurance that the FAS 123R amounts will ever be realized.

(4) See All Other Compensation chart below for amounts, which include perquisites and Company match on employee contributions to the Company’s 401(k) plan.

ALL OTHER COMPENSATION

The following table describes each component of the All Other Compensation column in the Summary Compensation Table.

Named Executive Officer	Year	Perquisites (1)	Premium Paid for Executive Life Insurance (2)	401(k) Match (3)	Total

Robert J. Capetola, Ph.D.	2007	$10,000	$11,806	$7,750	$29,556
	2006	16,774	10,090	7,500	34,364

John G. Cooper	2007	-	-	7,750	7,750
	2006	-	-	7,500	7,500

David L. Lopez, Esq., CPA	2007	-	-	7,500	7,500
	2006	-	-	7,500	7,500

Robert Segal, M.D., F.A.C.P.	2007	-	-	7,750	7,750
	2006	-	-	7,500	7,500

Charles F. Katzer	2007	-	-	-	-
	2006	-	-	-	-

(1) This column reports amounts paid to subsidize use of a personal car ($10,000), for both 2007 and 2006, and the cost to the Company of a personal disability insurance policy ($6,774) for 2006.

(2) This column reports amounts paid to cover premiums for executive life insurance policies for the Named Executive Officers for a total of $4.0 million and $2.0 million in coverage in the aggregate, for 2007 and 2006, respectively.

(3) This column reports Company matching contributions equal to 50% of the executive’s contribution to the Named Executive Officer’s 401(k) savings account.

GRANTS OF PLAN-BASED AWARDS

The following table contains information concerning the stock option and 2007 Restricted Stock grants made to the Named Executive Officers for the fiscal year ended December 31, 2007. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized. The amount of these awards that were expensed in 2007 is shown in the Summary Compensation Table included on page 21. No stock appreciation rights were granted to these individuals during such year.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold	Target	Max	Threshold	Target	Max	All Other Stock Awards; Number of Shares of Stock	All Other Option Awards; Number of Securities Under-lying Options	Exercise Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)

Robert J. Capetola, Ph.D.	6/21/07								600,000	$3.27	$1,492,860
	10/30/07							15,000(2)
	12/11/07								500,000	$2.61	846,700

John G. Cooper	6/21/07								160,000	$3.27	398,096
	10/30/07							9,000(2)
	12/11/07								150,000	$2.61	254,010

David L. Lopez, Esq., CPA	6/21/07								160,000	$3.27	398,096
	10/30/07							9,000(2)
	12/11/07								150,000	$2.61	254,010

Robert Segal, M.D., F.A.C.P.	1/22/07								50,000	$2.66	101,195
	6/21/07								60,000	$3.27	149,286
	10/30/07							4,000(2)
	12/11/07								115,000	$2.61	194,741

Charles F. Katzer	6/21/07								90,000	$3.27	223,929
	12/11/07								75,000	$2.61	127,005

(1) Grant Date Fair Value represents the aggregate FAS 123R values of awards and options granted during the year. See Note 9: “Stock Options and Stock-Based Employee Compensation” to the Company’s consolidated financial statements set forth in the Company’s Form 10-K for the year ended December 31, 2007 (the “10-K”) for the assumptions made in determining FAS 123R values. There can be no assurance that the stock options will ever be exercised. Therefore, there can be no assurance that the FAS 123R amounts will ever be realized by the executives identified on this table.

(2) 2007 Restricted Stock granted under the 1998 Plan to replace certain shares of phantom stock previously granted to each Grantee and to be released upon commercialization of the Company’s first product.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2007

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock awards (including grants that vest contingently upon the occurrence of a specified milestone) held by the Company’s Named Executive Officers on December 31, 2007.

	Option Awards*				Stock Awards**

Named Executive Officer	No. of Securities Underlying Unexercised Options -Exercisable	No. of Securities Underlying- Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: No. of Unearned Shares, Units or Other Rights That Have Not Vested

Robert J. Capetola, Ph.D.	125,000 (1)		$5.06	9/16/10
	31,250 (1)		1.72	6/27/12
	20,000 (1)		1.89	11/5/12
	85,000 (3)		2.75	12/13/12
	165,000 (3)		2.75	1/3/13
	200,000 (2)		8.08	9/12/13
	450,000 (4)		9.17	12/15/13
	88,000 (5)		6.47	8/12/14
	500,000 (4)		9.02	12/17/14
	95,000 (1)	95,000 (1)	7.01	1/3/16
	150,000 (1)	150,000 (1)	2.25	5/17/16
	150,000 (1)	150,000 (1)	2.46	12/15/16
	150,000 (1)	450,000 (1)	3.27	6/21/17
	125,000 (1)	375,000 (1)	2.61	12/11/17
					15,000 (7)	$32,250

John G. Cooper	80,000 (1)		2.97	12/10/11
	105,000 (1)		1.72	6/27/12
	30,000 (1)		1.89	11/5/12
	80,000 (3)		2.75	12/13/12
	80,000 (2)		8.08	9/12/13
	200,000 (4)		9.17	12/15/13
	75,000 (5)		6.47	8/12/14
	75,000 (4)		9.02	12/17/14
	25,000 (1)	25,000 (1)	7.01	1/3/16
	125,000 (1)	125,000 (1)	2.25	5/17/16
	100,000 (1)	100,000 (1)	2.46	12/15/16
	40,000 (1)	120,000 (1)	3.27	6/21/17
	37,500 (1)	112,500 (1)	2.61	12/11/17
					9,000(7)	19,350

David L. Lopez, Esq., CPA	40,000 (5)		4.13	5/15/10
	26,000 (1)		5.06	9/16/10
	15,000 (1)		4.09	5/10/11
	45,000 (1)		2.10	9/21/11
	25,000 (1)		1.72	6/27/12
	30,000 (1)		1.89	11/5/12
	70,000 (3)		2.75	12/13/12
	100,000 (2)		8.08	9/12/13
	150,000 (4)		9.17	12/15/13
	50,000 (5)		6.47	8/12/14
	70,000 (4)		9.02	12/17/14
	25,000 (1)	25,000 (1)	7.01	1/3/16
	125,000 (1)	125,000 (1)	2.25	5/17/16
	110,000 (1)	110,000 (1)	2.46	12/15/16
	40,000 (1)	120,000 (1)	3.27	6/21/17
	37,500 (1)	112,500(1)	2.61	12/11/17
					9,000 (7)	19,350

Robert Segal, M.D., F.A.C.P.	75,000 (6)		4.34	8/1/10
	16,000 (1)		5.06	9/16/10
	15,000 (1)		4.09	5/10/11
	40,000 (1)		2.10	9/21/11
	20,000 (1)		1.89	11/5/12
	80,000 (3)		2.75	12/13/12
	35,000 (2)		8.08	9/12/13
	125,000 (4)		9.17	12/15/13
	20,000 (5)		6.47	8/12/14
	50,000 (4)		9.02	12/17/14
	12,500 (1)	12,500 (1)	7.01	1/3/16
	37,500 (1)	37,500 (1)	2.25	5/17/16
	50,000 (1)	50,000 (1)	2.46	12/15/16
	12,500 (1)	37,500 (1)	2.66	1/22/17
	15,000 (1)	45,000 (1)	3.27	6/21/17
	28,750 (1)	86,250 (1)	2.61	12/11/17
					4,000 (7)	8,600

Charles F. Katzer	16,667 (6)	33,333 (6)	7.01	1/3/16
	37,500 (1)	37,500 (1)	2.25	5/17/16
	10,000 (1)	10,000 (1)	1.62	9/8/16
	10,000 (1)	10,000 (1)	2.46	12/15/16
	22,500 (1)	67,500 (1)	3.27	6/21/17
	18,750 (1)	56,250 (1)	2.61	12/11/17

* For the fiscal year ended December 31, 2007, there were no Securities Underlying Unexercised, Unearned Options. For readability, the column titled “Equity Incentive Plan Awards: No. of Securities Underlying Unexercised, Unearned Options” has been removed.

** For the fiscal year ended December 31, 2007, there were no Unearned Shares, Units or Other Rights that have not vested. For readability, the column titled “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights
That Have Not Vested” has been removed.

(1) Options granted vest and become exercisable in four equal installments on the date of grant and the first, second and third anniversary of the grant, and expire as listed above, which is the tenth anniversary of the grant.

(2) Options granted vest and become exercisable as to one fourth on the date of grant and in twenty-four equal installments at the close of each month for the following twenty-four months. The options expire, as listed above, on the tenth anniversary of the grant.

(3) Options granted vest and become exercisable upon the earlier of either New Drug Application approval or 4 years from the date of grant (December 13, 2006). The options expire, as listed above, on the tenth anniversary of the grant.

(4) As granted, options granted vest and become exercisable as to one fourth on the date of grant and in thirty-six equal installments at the close of each month for the following thirty-six months. In December 2005, the Compensation Committee of the Board of Directors recommended, and the Company agreed, to accelerate the vesting of all stock options with an exercise price of $9.02 or greater. As the exercise price met this criteria, the remaining portion of the option grant that was not vested at that time became fully vested and exercisable subject to a written “lock-up” agreement that the executive must refrain from selling shares acquired upon the exercise of such accelerated options (other than shares needed to cover the exercise price and satisfy withholding taxes) until the date on which the exercise would have been permitted under the option’s pre-acceleration vesting terms.

(5) Options granted vest and become exercisable as to one fourth on the date of grant and in thirty-six equal installments at the close of each month for the following thirty-six months. The options expire, as listed above, on the tenth anniversary of the grant.

(6) Options granted vest and become exercisable in three equal installments on the first, second and third anniversary of the grant, and expire as listed above, which is the tenth anniversary of the grant.

(7) 2007 Restricted Stock granted October 30, 2007 under the 1998 Plan to replace certain shares of phantom stock previously granted to each Grantee and to be released upon commercialization of the Company’s first product.

OPTION EXERCISES AND STOCK VESTED

During 2007, none of the Named Executive Officers exercised any stock options and none of the 2007 Restricted Stock awarded to the Named Executive Officers vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The Company has entered into employment agreements with each of its Named Executive Officers. These agreements provide for, among other things, certain payments and other benefits if an executive’s employment terminates under circumstances specified in the agreement or if there is a “change in control” of the Company. In addition, these agreements provide for non-competition and non-solicitation agreements of varying duration as follows: Dr. Capetola - 15 months, Messrs. Cooper, Lopez and Katzer and Dr. Segal - 12 months.

The following table describes and quantifies estimated potential payments and benefits that would become payable under the executive’s employment agreements if the executive’s employment terminated on December 31, 2007, or if a change of control occurred on that date. The amounts contained in the table are based on each executive’s compensation and, where applicable, the Company's closing stock price as of December 31, 2007.

Name and Type of Termination or Change in Control	Severance	Bonus	Equity Acceleration (2)	Health Benefits	Out-Placement Counseling (14)	Excise Tax & Gross-up (15)	TOTAL

Robert J. Capetola, Ph.D
Change in Control	$-	(1)	$7,679 (3)	$-	$-	$-	$7,679
Termination in connection with Change in Control (5)	2,310,000 (6)	300,000 (4)	7,679 (3)	65,084 (7)	40,000	172,393	2,895,155
Termination by the Company for Cause or by the Executive without Good Reason	-	-	-	-	-		-
Death or Disability	-	-	7,679 (3)	-	-		7,679
Termination by the Company without Cause or by the Executive for Good Reason	1,540,000 (8)	300,000 (4)	7,679 (3)	43,389 (9)	40,000		1,931,068

John G. Cooper
Change in Control	-	(10)	4,607 (3)	-	-	-	4,607
Termination in connection with Change in Control (13)	884,000 (8)	150,000 (4)	4,607 (3)	32,298 (9)	40,000	-	1,110,905
Termination by the Company for Cause or by the Executive without Good Reason	-	-	-	-	-		-
Death or Disability	-	-	4,607 (3)	-	-		4,607
Termination by the Company without Cause or by the Executive for Good Reason	442,000 (11)	150,000 (4)	4,607 (3)	16,149 (12)	40,000		652,756

David L. Lopez, Esq., CPA
Change in Control	-	(10)	4,607 (3)	-	-	-	4,607
Termination in connection with Change in Control (13)	884,000 (8)	152,000 (4)	4,607 (3)	32,889 (9)	40,000	-	1,121,546
Termination by the Company for Cause or by the Executive without Good Reason	-	-	-	-	-		-
Death or Disability	-	-	4,607 (3)	-	-		4,607
Termination by the Company without Cause or by the Executive for Good Reason	442,000 (11)	152,000 (4)	4,607 (3)	16,444 (12)	40,000		655,052

Robert Segal, M.D., F.A.C.P.
Change in Control	-	(10)	2,048 (3)	-	-	-	2,048
Termination in connection with Change in Control (13)	686,000 (8)	70,000 (4)	2,048 (3)	42,372 (9)	40,000	-	840,419
Termination by the Company for Cause or by the Executive without Good Reason	-	-	-	-	-		-
Death or Disability	-	-	2,048 (3)	-	-		2,048
Termination by the Company without Cause or by the Executive for Good Reason	343,000 (11)	70,000 (4)	2,048 (3)	21,186 (12)	40,000		476,233

Charles F. Katzer
Change in Control	-	(10)	511 (3)	-	-	-	511
Termination in connection with Change in Control (13)	295,000 (16)	70,000 (4)	511 (3)	20,345 (12)	40,000	-	425,856
Termination by the Company for Cause or by the Executive without Good Reason	-	-	-	-	-		-
Death or Disability	-	-	511 (3)	-	-		511
Termination by the Company without Cause or by the Executive for Good Reason	147,500 (17)	70,000 (4)	511 (3)	10,172 (18)	40,000		268,183

(1) Dr. Capetola's employment agreement provides that, upon a change in control of the Company and assuming Dr. Capetola remains employed with the Company, his annual bonus in each of the 3 fiscal years that end in the 36 months following the change in control must be at least equal to the largest annual cash bonus received by the Dr. Capetola in the 3 years preceding the change in control.

(2) Equity acceleration represents the incremental value as defined in FAS 123(R) resulting from the acceleration of the unvested stock options and restricted stock held by each executive on the assumed termination date of December 31, 2007, the vesting of which would be accelerated upon the applicable triggering event to the extent provided by the terms of the executive’s employment agreement. In the event that the fair market value on the termination date is less than the exercise price of the unvested options, the equity acceleration compensation is zero. The number of shares remaining unvested under each executive’s stock option and restricted stock awards is set forth in the “Outstanding Equity Awards” table.

(3) The noted executive's employment agreement provides that, upon the date of the denoted separation, the executive's outstanding unvested stock options and restricted stock awards will vest in full and become fully exercisable.

(4) The noted executive's employment agreement provides that, upon termination, the executive's bonus is equal to the largest annual cash bonus received by the executive in the 3 years preceding the change in control multiplied by a fraction the numerator of which is the number of days the executive was employed with the Company in the current fiscal year and the denominator of which is 365.

(5) Dr. Capetola's employment agreement provides that a termination is considered “termination in connection with a change of control” if his employment is terminated by the Company other than for cause or by Dr. Capetola for Good Reason during the 36 months following the change of control or if he voluntarily terminates for any reason within 30 days of the 6 month anniversary of the change in control.

(6) Dr. Capetola's employment agreement provides that, upon a termination in connection with a change in control of the Company, his severance is equal to three times the sum of his base salary and the largest annual cash bonus received by him in the 3 years preceding the change in control.

(7) Dr. Capetola's employment agreement provides that health benefits for him and his participating family members at the time of termination will be maintained for 3 years following Termination in connection with a change in control.

(8) The noted executive's employment agreement provides that, upon termination, the executive's severance is equal to two times the sum of the executive's base salary and the largest annual cash bonus received by the executive in the 3 years preceding the change in control, or, as to Dr. Capetola, the 3 years preceding a termination by the Company without cause or by Dr. Capetola for Good Reason.

(9) The noted executive's employment agreement provides that the executive's and the executive's participating family members at the time of termination health benefits will be maintained for 2 years after termination.

(10) The noted executive's employment agreement provides that, upon a change in control of the Company and assuming the executive remains employed with the Company, the executive's annual bonus in each of the 2 fiscal years that will occur in the 24 months following the change in control must be at least equal to the largest annual cash bonus received by the executive in the 3 years preceding the change in control.

(11) The noted executive's employment agreement provides that upon a termination by the Company without cause or by the executive for Good Reason, the executive's severance is equal to the sum of the executive's base salary and the largest annual cash bonus received by the executive in the 3 years preceding the change in control.

(12) The noted executive's employment agreement provides that the health benefits of the executive and the executive's participating family members at the time of termination will be maintained for 1 year.

(13) The noted executive's employment agreement provides that the termination is considered "termination in connection with a change of control" if the executive's employment is terminated by the Company other than for cause or by the executive for Good Reason during the 24 months following the change in control.

(14) The noted executive's employment agreement provides that the employee is entitled to placement counseling assistance in the form of reimbursement for expenses incurred by the executive for counseling and related activities in the 12 months following the date of termination, up to a maximum of the amount reported in this table.

(15) Upon a change in control, executives may be subject to certain excise taxes under Section 4999 of the Internal Revenue Code.  The noted executive’s employment agreements provide that the executives are eligible for reimbursement of those excise taxes and any additional federal, state, local and excise tax resulting from such gross-up payments.  The Company calculated the amounts reported in this column assuming an excise tax rate of 20% and a federal tax rate of 35%.

(16) Mr. Katzer’s employment agreement provides that, upon a termination in connection with a change in control of the Company, his severance is equal to the sum of his base salary and the largest annual cash bonus received by him in the 3 years preceding the change in control. If termination occurs prior to the receipt of an annual cash bonus, that year's annual cash bonus will be equal to 25% of Mr. Katzer’s then current base salary.

(17) Mr. Katzer’s employment agreement provides that, upon termination, his severance is equal to 50% of the sum of his base salary and the largest annual cash bonus received by him in the 3 years preceding the change in control. If termination occurs prior to the receipt of an annual cash bonus, that year's annual cash bonus will be equal to 25% of Mr. Katzer’s then current base salary.

(18) Mr. Katzer’s employment agreement provides that health benefits for Mr. Katzer and his participating family members at the time of termination will be maintained for 6 months after termination.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions between the Company and any related party to the Company in the fiscal year ended December 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors, officers (including a person performing a principal policy-making function) and persons who beneficially own more than 10% of a registered class of the Company’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and reports of changes in ownership of the Common Stock and other equity securities of the Company. Reporting Persons are required by SEC regulations to furnish the Company with copies of all of filings they file make under Section 16(a) and the Company is required to identify in this proxy statement those Reporting Persons who failed to timely make such filings. Based solely on a review of the copies of any such filings furnished to the Company and written representations from the Company’s officers and directors, the Company believes that all Reporting Persons of the Company complied with the filing requirements under Section 16(a) of the Exchange Act during the year ended December 31, 2007.

VOTING PROCEDURES

The presence, in person or by proxy, of at least a majority of the holders of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies pursuant to which votes have been withheld from any nominee for director, or which contain one or more abstentions or broker “non-votes,” are counted as present for purposes of determining the presence or absence of a quorum for the Annual Meeting. A “non-vote” occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner.

On each matter properly brought before the Annual Meeting, holders of shares of Common Stock will be entitled to one vote for each share of Common Stock held by such holder as of the Record Date.

Proposal I. Directors are elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting. The six nominees receiving the highest number of affirmative votes of the shares present, in person or represented by proxy, and voting on the election of directors at the Annual Meeting will be elected as directors. Shares represented by all proxies received by the Board of Directors and not so marked or so otherwise indicated via telephone or Internet as to withhold authority to vote for any individual nominee or for all nominees will be voted (unless one or more nominees are unable to serve) for the election of the nominees. Where the stockholder properly withheld authority to vote for a particular nominee or nominees, such stockholder’s shares will not be counted toward such nominee’s achievement of a plurality.

Proposal II. Approval of the proposal to act on the reappointment of the firm of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008, requires the affirmative vote of a majority of the votes cast, whether in person or by proxy.

Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on a specific proposal, will have the effect of negative votes.

Shares subject to broker “non-votes” are not considered to have been voted for the particular matter and are not counted as present in determining whether a majority of the shares present and entitled to vote on a matter have approved the matter.

A stockholder can revoke a proxy before the close of voting at the Annual Meeting by:

i)	Entering new instructions on either the Internet or telephone voting systems before 7:00 p.m. (EDT), June 10, 2008;

ii)	Contacting the entity that delivered the stockholder's original proxy card. The stockholder's new vote must be received before the close of voting at the Annual Meeting on June 11, 2008; or

iii)
Attending the Annual Meeting and voting in person (or by personal representative with an appropriate proxy). Stockholders who plan to attend the Annual Meeting in person need to bring a photo ID and evidence of stock ownership as of April 14, 2008. If the shares are not registered in the stockholder's name, evidence of stock ownership can be obtained from the stockholder's bank or brokerage firm.

If any other matter not discussed in this Proxy Statement should be presented at the Annual Meeting upon which a vote may be properly taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named in the proxies.

OTHER BUSINESS

The Board of Directors is not aware of any matters which will be brought before the Annual Meeting other than those specifically set forth herein. If any other matter properly comes before the Annual Meeting, it is intended that the persons named in and acting under the enclosed proxy or their substitutes will vote thereon in accordance with their best judgment.

STOCKHOLDER COMMUNICATIONS

Stockholders and other interested parties may send general communications, including stockholder proposals to the Company’s Board of Directors, Chairman of the Board or any individual director. These communications may be sent in the form of a letter to the Company's principal executive offices as follows: c/o Corporate Secretary, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622. All communications will be reviewed by the corporate secretary and, unless otherwise indicated in such communication, submitted to the Board, Chairman or individual director, as appropriate.

STOCKHOLDER PROPOSALS FOR NEXT YEAR'S ANNUAL MEETING

Proposals of stockholders intended for inclusion in the Proxy Statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be submitted in writing in compliance with applicable SEC rules and the By-Laws to the Corporate Secretary at the Company’s principal executive offices, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622, and received no earlier than November 20, 2008 and no later than December 19, 2008. Stockholder nominations of candidates for election to the Board of Directors must comply with the procedures described above under the heading “Stockholder Nominations” on Page 5. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are stockholders of the Company will be “householding” the Company’s proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from its broker that it will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder is notified otherwise or until such stockholder notifies its broker or the Company that it no longer wishes to participate in “householding.” If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future such stockholder may (1) notify its broker, (2) direct its written request to: Investor Relations, Discovery Laboratories, Inc., 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622 or (3) contact the Company’s General Counsel, David L. Lopez, Esq., CPA, at (215) 488-9300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to such stockholders at a shared address to which a single copy of the documents was delivered.

EXPENSES AND SOLICITATION

The cost of solicitation of proxies will be borne by the Company. Proxies will be solicited principally through the mail. Further solicitation of proxies from some stockholders may be made by directors, officers and regular employees of the Company personally, by telephone, telegraph or special letter. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses will be paid for any such further solicitation. In addition, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the name of a nominee. The Company will reimburse such persons for their reasonable out-of-pocket costs.

ANNUAL REPORT ON FORM 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC, is available to stockholders without charge at http://www.sec.gov or at http://www.discoverylabs.com, or upon written request addressed to Discovery Laboratories, Inc., Attn.: Investor Relations, 2600 Kelly Road, Suite 100, Warrington, Pennsylvania 18976-3622.

*  *  *

The prompt voting of your shares will ensure a quorum and save us the expense of further solicitation. Your cooperation in giving this matter your immediate attention is greatly appreciated.

By Order of the Board of Directors,

David L. Lopez, Esq., CPA
Corporate Secretary

Warrington, Pennsylvania
April 18, 2008

DiscoveryLabs
Inspired Innovation

VOTE BY INTERNET OR TELEPHONE
QUICK ★★★ EASY ★★★ IMMEDIATE

As a stockholder of Discovery Laboratories, Inc., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxy to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on June 10, 2008.

Vote Your Proxy on the Internet:		Vote Your Proxy by Phone:		Vote Your Proxy by mail:
Go to www.continentalstock.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	**Call 1 (866) 894-0537** Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Please mark your votes like this X

Proposal 1 Election of Directors to serve until the next Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal

FOR all Nominees listed below (except as marked to the contrary below) ☐ WITHHOLD AUTHORITY to vote for all nominees listed below ☐

NOMINEES:
(01) W. Thomas Amick
(02) Robert J. Capetola, Ph.D.
(03) Antonio Esteve, Ph.D.
(04) Max E. Link, Ph.D.
(05) Herbert H. McDade, Jr.
(06) Marvin E. Rosenthale, Ph.D.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.)

FOR ☐ AGAINST ☐ ABSTAIN ☐

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report of Discovery Laboratories, Inc.

PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Signature ______________ **Signature** ______________ **Date** __________, **2008.**

Note: Please sign this proxy exactly as your name or names appear on the books of the company. Joint owners should each sign personally. Attorney, executor, administrator, trustee or guardian must give full title as such. If a corporation or partnership, the signature should be that of an authorized person who should state his or her title.

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY

Discovery Laboratories, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, revoking all prior proxies, hereby appoints Robert J. Capetola, Ph.D., with full power of substitution, as proxy to represent and vote all shares of Common Stock, par value $.001 per share, of Discovery Laboratories, Inc. (the "Company"), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on June 11, 2008, at 9:00 a.m. Eastern Daylight Time at The Inn at Lambertville Station, 11 Bridge Street, Lambertville, New Jersey 08530, and at all adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 18, 2008, a copy of which has been received by the undersigned. Each share of Common Stock is entitled to one vote. The proxies are further authorized to vote, in their discretion, upon such other business as may properly come before the meeting or any adjournments or postponements thereof. Each of Items 1 and 2 is proposed by the Company.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SET FORTH ON THE REVERSE SIDE AS DIRECTORS AND FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS.

(Continued, and to be marked, dated and signed, on the other side)